Exhibit 99.1

TAILWIND FINANCIAL INC.
181 Bay Street, Suite 2040
Toronto, Ontario, M5J 2T3
(416) 601-2445

August 6, 2008

Asset Alliance Corporation
800 Third Avenue, Suite 2200
New York, NY 10022
Attention: Bruce H. Lipnick

Asset Alliance Corporation
800 Third Avenue, Suite 2200
New York, NY 10022
Attention: Xiao-Hong Jing

Skadden Arps, Slate, Meagher & Flom, LLP
Four Times Square
New York, New York 10036
Attention: Richard T. Prins

Re:	Termination of Merger Agreement

Dear Mr. Lipnick:

Reference is made to that certain Agreement and Plan of Merger dated as of January 8, 2008 (the “Agreement”), by and among Tailwind Financial Inc. (“Tailwind”), TWF Acquisition Corporation and Asset Alliance Corporation (“Asset Alliance”). Any capitalized term used but not defined in this letter shall have the meaning assigned to such term in the Agreement.

Pursuant to Section 7.1(b) of the Agreement, the Agreement may be terminated and the Merger abandoned by either Tailwind or Asset Alliance if, among other reasons, the Closing Date has not occurred by the Initial Termination Date. The effect of termination, as provided in Section 7.2 of the Agreement, is that the Agreement shall be of no further force or effect, except as set forth in Sections 5.7, 5.9, 7.2, 7.3 and Articles VIII, IX and X of the Agreement, each of which shall survive a termination of the Agreement. Additionally, a termination of the Agreement shall have no effect on the obligations contained in the Confidentiality Agreement, which shall also survive a termination of the Agreement.

Tailwind hereby notifies Asset Alliance of its election to immediately terminate the Agreement and abandon the Merger pursuant to Section 7.1(b) of the Agreement.

If you have any questions concerning the subject matter of this letter, please do not hesitate to contact me.

Sincerely, Tailwind Financial Inc. /s/ Andrew A. McKay Andrew A. McKay Chief Executive Officer